Exhibit 1.3

SEPARATION AGREEMENT

This Agreement (“Separation Agreement”) is made and entered into this 12th day of October, 2007, between Roderick O. Denzer (“Employee”) and Danka Office Imaging Company and its parent company, subsidiary companies, affiliated companies, predecessor companies or entities and their officers, directors, agents, employees, or assigns (“Employer”).

The purpose of this Separation Agreement is to set forth the terms and conditions under which Employee and Employer will terminate their employment relationship. The parties agree as follows:

1.	Termination. Subject to the terms and conditions set forth herein and in the attached Release (Exhibit “A”), Employee and Employer agree to terminate Employee’s employment with Employer on October 15, 2007 (“Termination Date”).

2.	Payment. The parties agree that Employee shall receive up to Two Hundred Sixty Five Thousand Dollars and 00/100 Dollars ($265,000.00) and such other consideration as described herein from Employer in consideration of the promises made herein and in consideration of Employee’s compliance with the terms of this Separation Agreement and execution of and compliance with the terms of the Release of Claims in the form attached hereto as Exhibit “A” (which shall be executed by Employee on the “Execution Date”) in the following manner:

(i)	Employer shall, upon Employee’s execution and delivery to Employer of this Separation Agreement and Release of Claims, make up to twenty-six (26) bi-weekly payments of Ten Thousand One Hundred Ninety Two Dollars and 31/100 ($10,192.31) less, in each case, customary payroll deductions beginning with the first pay cycle following the Execution Date, or until Employee becomes re-employed, if earlier than the expiration of the bi-weekly payment period described herein (the “Payment Period”). Company acknowledges that employee is resigning from Company and this benefit will be provided despite such resignation.

(ii)	Employer shall pay Employee all earned but unused vacation as of the Termination Date.

(iii)	Subject to Employers Insider Trading Policy, and during open periods and providing Executive is not then privy to any material non-public information, Employee may exercise any stock options vested as of the Termination Date pursuant to the terms and requirements of the Company’s Share Option Plan.

(iv)	Employee agrees that, except as provided for herein, all past, present and future benefits, payments, bonuses, compensation or other terms reflected in any prior agreements with Company are immediately revoked and rescinded.

(v)	Employer will continue to pay the employer portion of the Company sponsored health and/or dental benefits and the employer portion of the Company sponsored short and long term disability benefits and the employer portion of any sponsored life, accidental death, and dismemberment insurance in effect at the time of severance until such time as Employee obtains other employment on conditions which are substantially comparable to Employee’s position with Company up to a maximum period of twelve (12) months. Company acknowledges that employee is resigning from Company and this benefit will be provided despite such resignation.

3.	Full Compensation. The consideration set forth in Paragraph 2 above will compensate Employee for any and all claims arising out of Employee’s employment with and termination from employment with Employer, including but not limited to claims for attorney’s fees and costs, any and all claims for any type of legal, equitable, or statutory relief, and for Employee’s future compliance with the terms and conditions of this Separation Agreement. Employee agrees that the consideration set forth herein in Paragraph 2 is in addition to any amounts to which Employee is already entitled.

4.	Records, Documents and Property. Employee represents and warrants that Employee will not take, or will have returned any of Employer’s property, including but not limited to customer lists, trade secrets such as marketing and sales information, computer data files and records, documents and tangible items pertaining to Employer, as well as all credit cards, cell phone, blackberry, personal computer, any other electronic devises, keys, access cards or codes and/or other records, documents or property as of the Termination Date.

5.	Confidentiality. Employee agrees to forever treat and maintain as confidential all information relating to Employer and its business, clients, customers, and prospective clients and customers, including but not limited to Employer’s customer lists, prospect files, project files, job processes, financial information, employee information, computer information, imaging techniques and methods, business strategies, pricing information, sales and marketing plans, and all other information which is not generally known outside the Employer, except as disclosure is required by law.

Employee also agrees that the terms of this Separation Agreement and attached Release, and the facts surrounding Employee’s termination from employment with Employer shall forever be treated as confidential by Employee, who shall not disclose their terms to anyone, except that Employee may disclose the terms of this agreement to Employee’s legal counsel, spouse, accountant and tax consultant and prospective employers, where necessary, due to Employee’s obligation under this Agreement. In the event of a breach by Employee of the terms of this paragraph, Employee shall immediately reimburse Employer for all payments made under this Agreement and Employer shall be relieved of all other duties under this Agreement. Employer agrees that the terms of this Separation Agreement and the attached Release, and the facts surrounding Employee’s termination from employment from Employer shall forever be treated as confidential by Employer, who shall not disclose their terms to anyone except as is required by law, is necessary to carry out obligations under this Agreement, or is authorized by the Employee in writing.

6.	Employer’s Remedies. Employee acknowledges that the violation of any of the terms of this Separation Agreement will cause irreparable harm to Employer and agrees that, in addition to any other relief afforded by law, Employer shall be entitled to an injunction against the violation of the Separation Agreement and Release. Both damages and an injunction shall be proper modes of relief and are not alternative remedies. If Employer commences any action in equity to specifically enforce any of its rights under this Separation Agreement, Employee waives and agrees not to assert the defense Employer has an adequate remedy at law. All payments under this Separation Agreement shall cease upon Employee’s violation of any of its terms. Employee shall indemnify Company for all costs, expenses, liabilities and damages, including reasonable attorney’s fees incurred in connection with any breach by Employee of the provisions of this Agreement and which Company may occur in enforcing any covenant in this Agreement.

In the event of a breach by Employee of the terms of this Separation Agreement, Employee shall immediately reimburse Employer for all payments made under this Agreement and Employer shall be relieved of all other obligations under this Agreement; however, the Release executed by Employee shall remain in full force and effect.

7.	Reasonableness. Employee agrees and stipulates that this Separation Agreement, and its provisions addressing non-competition and confidentiality, are reasonable in time, area, and line of business. Employee stipulates and agrees that during the period of employment with Employer, they have obtained knowledge of Employer’s trade secrets, valuable confidential business information, substantial relationships with prospective and existing customers and received extraordinary and special training. Employee stipulates and agrees that this Separation Agreement is reasonably necessary to protect the legitimate business interests of Employer and is not overbroad nor overlong in duration.

8.	Non-Compete. Employee agrees that for a period of twenty-four (24) months from the Termination Date, within a 100-mile radius of any location in which Employee acted, conducted business of managed business on behalf of Employer (“Restricted Area”), Employee will not (a) accept employment with, or (b) provide services to, as an employee, consultant, independent contractor or otherwise, any company, individual or entity which competes, directly or indirectly, with any of Danka’s lines of business including, but not limited to, the sales and service of copiers, multi-function devices, printers, facsimile equipment and related supplies and the providing of facilities management, consulting, software, document output or related services. Nothing contained in this Section shall be deemed to prohibit Employee from acquiring, solely as an investment, less than one percent interest in the equity of any publicly traded corporation or limited partnership.

9.	Non-Solicitation of Customers. Employee agrees for a period of twenty-four (24) months following the Termination Date, Employee shall not, directly or indirectly, solicit, contact, call upon, induce, attempt to induce, or accept business from any customer of Company, for the purpose of selling or providing any service or product competitive with any service or product sold or provided by the Company during Employee’s employment with the Company.

10.	Non-Solicitation of Employees. Employee agrees that for a period of twenty-four (24) months following the Termination Date, Employee shall not, on Employee’s own behalf, or for any person, firm, partnership, corporation, or other entity, directly or indirectly, (a) hire, solicit, interfere with, or endeavor to cause any Employee of the Company to leave Company’s employment; or (b) induce or attempt to induce any such Employee to breach such Employee’s Employment Agreement with the Company.

11.

Severability. If any of the provisions of or covenants contained in this Agreement are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions this Section shall at all times remain in full force and effect.

12.	Non-Disparagement. Employee agrees to refrain from making any negative or disparaging remarks concerning Employer, its owners, directors, officers, employees, customers, vendors, or its products or services. Employer agrees to refrain from making any negative or disparaging remarks concerning Employee. Nothing herein shall prevent Employee from giving truthful testimony in any legal proceeding in which Employee is required to testify.

13.	Cooperation. Employee agrees to cooperate fully in any litigation or other dispute involving Employer to which Employee is or becomes a material witness. Employee agrees to attend and give truthful testimony at depositions, arbitrations, trials and any other procedure or dispute resolution upon reasonable notice by Employer, following Termination Date.

14.	Non-Admission. Nothing in this Separation Agreement or Release is intended to be, nor will be deemed to be, an admission of liability by Employer that it has violated any state, federal or local statute, local ordinance, administrative regulation, or principle of common law, or that it has engaged in any wrongdoing.

15.	Non-Assignment. The parties agree that this Separation Agreement and Release will not be assignable by either party unless the other party agrees in writing, except that upon Employee’s death after the Termination Date and Employee’s or Employee’s Executor’s execution of the Release of Claims, any remaining payments shall be due and payable to Employee’s estate. Notwithstanding the foregoing, Employer and Employee agree that their obligations hereunder shall continue in the event of a change in control, sale of assets or sale of stock of Employer. This Agreement may be enforced by any assignee, purchaser and/or successor of Employer.

16.	Merger. Execution of the Release on or after the Termination Date supersedes all prior oral and written agreements and communications between the Employer and Employee. Employee agrees that any and all claims which Employee might have had against Employer are fully released and discharged by this Separation Agreement and Release, and that the only claims which may hereafter be asserted against Employer may be based on an alleged breach of the terms of this Separation Agreement.

17.	Entire Agreement. This Separation Agreement and Release constitute the entire agreements between the parties with respect to Employee’s termination from employment with the Employer. The parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or the Release, except as stated herein.

18.	Re-Employment. Employee agrees that if Employee becomes re-employed by Danka or employed by another employer during the payment period hereunder, all payments and benefits will be discontinued as of the date of employment. Employee shall notify the General Counsel at Danka Office Imaging Company at 11101 Roosevelt Boulevard, St. Petersburg, FL 33716, of such new employment upon acceptance.

19.	Voluntary and Knowing Action. Employee acknowledges that Employee has had an opportunity to review this Agreement and has read and understands the terms of this Separation Agreement and Release, and acknowledges that upon execution of the Release of Claims, Employee is voluntarily entering in this Separation Agreement and Release to effectuate termination from Employer.

20.	Governing Law. This Separation Agreement and Release of Claims will be construed and interpreted in accordance with the laws of the State of Florida.

21.	Counterparts. This Separation Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

EMPLOYEE:

Roderick O. Denzer

Dated: October 12, 2007	/s/ Roderick O. Denzer

STATE OF FLORIDA

COUNTY OF PINELLAS

The foregoing instrument was acknowledged before me this 12th day of October, 2007, by Rod Denzer who is personally know to me or has produced                                  as identification.

/s/ Danielle L. Eddings
Signature of Notary Public

Danielle L. Eddings
Print, Type, or Stamp Commissioned Name of Notary Public

Dated: October 12, 2007	EMPLOYER:
DANKA OFFICE IMAGING COMPANY

	By	/s/ A.D. Frazier
Its Chief Executive Officer

EXHIBIT A

RELEASE OF CLAIMS

DEFINITIONS: I, Roderick O. Denzer (“Employee”), intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

B.	Employer, as used herein, shall at all times mean Danka Office Imaging Company or any parent company, affiliated companies or entities and includes Employer’s employees, officers, directors, successors and assigns, its attorneys, consultants and agents, whether in their individual or official capacities.

C.	My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, and my Termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims, claims for violation or breach of any employment agreement or understanding; fraud or misrepresentation; and any statutory claims including alleged violations of the Florida Human Rights Act, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII, Older Workers Benefit Protection Act, or any other federal, state, or local civil rights laws or ordinances; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful Termination of employment, or any other claims, accruing up to the date of execution of this Release of Claims.

Agreement to Release My Claims. I am receiving a substantial amount of money, among other things, from the Employer as consideration for my release of claims. I agree to give up all My Claims against Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any alleged claims. The money I am receiving is a full and fair payment for the release of all My Claims.

Additional Agreements and Understandings. Even though Employer is paying me to release My Claims, the employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

I have read this Release carefully and understand all its terms. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or its agents.

I understand and agree that this Release and the Separation Agreement to which it is attached contain all the agreements between the Employer and me. We have no other written or oral agreements.

Dated: October 12, 2007	Signed:	/s/ Roderick O. Denzer

Witnesses:	/s/ Jean Dinovo-Johnson

/s/ Danielle L. Eddings

STATE OF FLORIDA

COUNTY OF PINELLAS

The foregoing instrument was acknowledged before me this 12th day of October, 2007, by Rod Denzer who is personally know to me or has produced                                          as identification.

/s/ Danielle L. Eddings
Signature of Notary Public

Danielle L. Eddings
Print, Type, or Stamp Commissioned Name of Notary Public